Exhibit 99.2

Operator

Greetings, and welcome to the T2 Biosystems 2015 second quarter financial results conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host Matt Clawson of Pure Communications. Thank you. You may begin.

Matt Clawson  - Pure Communications - IR

Thank you, operator. Good afternoon, everyone. Thanks for joining us for the T2 Biosystems second quarter call. On the call this afternoon to discuss results and operational milestones for the second quarter ended June 30, 2015, are President and CEO, John McDonough, Chief Financial Officer, Marc Jones, and Dr. Tom Lowery, our Chief Science Officer. John and Marc will lead off the call with some prepared remarks followed by a question-and-answer period.

I’d like to remind everyone that comments made by Management in responses to questions today will include forward-looking statements. Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products. Forward-looking statements are based on estimates and assumptions as of today, and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems’ filings with the SEC, the Risk Factors section in its registration statement on Form S-1, as well as other risks and uncertainties detailed in subsequent SEC filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

With that, I’d like to turn the call over to CEO, John McDonough, for his opening comments. Good afternoon, John.

John McDonough  - T2 Biosystems, Inc. - CEO

Thank you, Matt, and good afternoon, everyone. Thank you for taking the time to join us on our call today. We had another very successful quarter and I’m happy to report that all aspects of our business made substantial progress since our last call.

Before we get into the details, I’d like to take a moment to briefly comment on the second piece of news this afternoon which is the transition of the CFO role from Marc Jones to Moe Castonguay. We are fortunate to be As the press release indicated, Moe will become the CFO at T2 Biosystems later this week. able to look back and forward with equal enthusiasm surrounding the finance operations, the CFO role, and the overall financial stewardship of the Company.

Marc has been a great partner to me for years and was the absolute perfect executive for the Company as we grew. He helped the Company prepare for and complete the IPO process. He built the finance team and implemented the necessary systems, infrastructure, policies and procedures required of a public company. However, Marc intends to stay focused on companies that have similar needs at the earlier stages than those we are looking forward to now.

The good news is that we were able to attract an exceptional executive to take on the CFO role, and to bring his own stamp to T2 Biosystems by creating very real value towards our mission. Moe has both an outstanding record of experience as a public company CFO in rapidly-growing companies, and a sterling reputation among investors, analysts and business colleagues alike. I am certain that you will enjoy working with Moe and I know he looks forward to meeting you all in the coming weeks and months.

Marc will do the call with us today giving us a proper send-off as CFO. I know I speak for everyone at T2 Biosystems when I say we are very excited to have Moe aboard, but we also hate to see Marc go. He has served the Company very well and we wish him all the best.

Okay, so back to the second quarter results. Marc will give you the details but we are pleased to report that in the second quarter our financial metrics remained on track in terms of revenues, operating expenses and earnings per share. We are also particularly pleased with the progress we continue to make engaging with the hospitals on our target list, presenting our technology and its value proposition, and finding them the contracts.

As we noted in our press release today, at the close of the quarter on June 30, we have signed contracts for T2Candida implementations, and T2Dx instrument placements with ten customers which includes nine hospitals in the United States and one lab in Europe. Eight of these customers closed during the two months following our Q1 call. Four of those placements are with a single hospital system that will be placing T2Dx instruments in each of the hospitals in their network for testing patients at high risk of sepsis. All ten of these customers have the opportunity to test a high volume of high-risk patients, and all of the account closes are at price points that are consistent with the range we have stated. We expect that five or more of our initial ten customers will complete both the installations and their verification process which we expect to typically take three to six months during the third quarter. As that process is completed, orders for T2Candida and revenue will commence. We expect a six to twelve-month ramp in the volume of testing patients within each hospital since they are likely to roll out implementation by patient type and physicians within their institution will need to be trained on when and how to order the test.

At the beginning of the year we stated that we targeted closing contracts with 30 hospitals by the end of the year. We also stated that we anticipated that two-thirds or more of those would close in the second half of the year due to expected six to twelve-month average sales cycles, and that our sales force will be growing through the year. With one third of the target number closed by June 30, we feel very good about our progress towards our annual goal. The average sales cycle for the closed accounts range from three to ten months which is slightly better than expected, especially at this early stage of our commercial launch. Based on all the data we have with our customer prospect pipeline at this point, we remain confident of our target to close 30 customers this year. At this point due to customer confidentiality agreements, we cannot provide details or names for the hospitals, but I can tell you that they include very large metropolitan hospitals and leading academic centers including some that are at the very top of our targeted 450 hospital list. We will hopefully get clearance to name some of these accounts soon and will share that with you when we can.

There is no doubt that the T2Candida economic study conducted by IMS Health, an independent healthcare economics firm and published during the second quarter in Future Microbiology has proven to be a very effective tool for our sales force. It’s worth repeating that IMS charted the financial impact of our T2Candida panels over a one-year period at a typical 500-bed hospital which is the average size of the hospitals on our prospect target list. The study estimated that adoption of T2Candida for testing 5,100 high-risk patients could save a hospital approximately $5.8 million annually and prevent 60% of the candida-related deaths each year. The economic study includes data that supports that the cost of patients who do not survive in a hospital is 2.7 times greater than the cost of survivors. As a point of reference, the typical hospital on our initial target market of 450 hospitals have the ability to test over 5,000 high-risk patients at least one time per year and look very similar to the hospital profile in this study. This publication is assisting in advancing the sales pipeline and is supporting our product pricing due to the fact that the reimbursement method for high-risk patients provides for all cost savings from the use of T2Candida that drop to the bottom line of the hospital.

A number of investors have asked us about the hospitals where we conducted clinical trials, so I’ll note that we have now closed contracts with two hospitals which are part of our FDA clinical trial with the remaining being actively engaged in the sales process as well. We are pleased with the continued enthusiasm of the clinicians at each of these clinical sites, but as expected and discussed previously, the sales process at the large academic centers can take longer due to their internal processes.

We have now engaged in discussions with about 40% of the top 450 high volume hospitals in the United States. We continue to see that the value of our technology and our T2Candida products specifically are attracting the attention of our targeted hospital account, and we are consistently learning about situations the clinicians are encountering where our product might have had a profound impact on their patients. As we have discussed in the past, it’s also worth noting that even with our very clinical and economic value proposition, getting a contract reviewed and approved by a hospital is a challenging process given today’s healthcare environment. We typically get enthusiastic clinical support followed by lab support, but the review at the administration level can be a lengthy process. Again, that timeline is what we expected and is required to convince hospitals of our economic value proposition. As we build our customer base in more publications and testimonials (inaudible) on the positive economic and healthcare impact of our product, we remain confident that the sales cycle will shorten and become more consistent. This is a metric we are keeping a close watch on.

In terms of sales reps in the United States, we added four people in July, bringing us up to 13 active reps. We remain on track to achieve our targeted sales force of 15 by the end of the year.

On the strategic front, our planned multi-year partnership with Canon US Life Sciences which we announced in February of this year is progressing on schedule. To recap, we are jointly developing a diagnostic test panel that can rapidly detect Lyme Disease, a bacterial infection caused by three different bacterial species and spread by ticks. By applying T2MR very similarly to what we are doing with sepsis, we believe we can have a significant impact on patient care while saving our customers and the healthcare systems substantial time and money. The current testing standards have very low sensitivity with data that suggests that 90% of patients never get diagnosed, with more than 360,000 people affected by Lyme disease each year in United States according to the CDC, and 3.4 million tests are performed annually.

Finally, our developments on T2Bacteria and T2HemoStat are on track. We are very excited about the market opportunity for T2Bacteria which will identify the most significant bacterial species related to sepsis. The market opportunity for T2Bacteria will include most of the high-risk patient population (inaudible) with T2Candida, but will also include many patients presented with signs and symptoms in the emergency room. Remember, like T2Candida, T2Bacteria will be the first and only diagnostic panel that can provide species-specific diagnostic results in three to five hours directly from a blood sample. All other diagnostics for species identification require a blood culture which is time consuming, labor intensive and misses 30% to 70% of infections because the cells may not grow adequately to be detected by blood culture. We are lining up clinical (inaudible) for our FDA pivotal trial now and expect to commence the clinical trial in about six months.

I’d like to say a few words about our Hemostasis products that are in development where we expect to launch our first FDA pivotal trial in the first half of 2016. Hemostasis diagnostics is an area where we are getting more and more excited about as we demonstrate the capabilities of our platform and how it can address a growing clinical need and possibly provide clinical data in drug development. In general clinical questions that our platform answers relates to assessing the risk of a patient bleeding uncontrollably due to clotting too much or too little, and thrombosis which is the formation or presence of a blood clot in a blood vessel such as a vein or artery.

In addition, our results can aid in the development of new therapies while directing the use of current ones. Unlike other Hemostasis diagnostic platforms, T2MR is capable of detecting all of the key Hemostasis parameters needed to make this call including measuring platelet activity, fibrinogen, clotting time, fibrinolysis, and other key parameters from a single small blood sample in about 30 minutes. The initial target market is screened at ten million trauma patients that present annually in the United States with signs and symptoms of this disorder. Today, the diagnostics needed to assess these patients are typically run on separate instrument platforms and can take hours or even be sent out tests, therefore, clinicians are typically making treatment decisions based only on what they see and their intuition rather than using data that fully characterizes a patients risk of bleeding. In other words, they’re in a very similar position to the infectious disease doctor who today is waiting for blood culture results and has to make an immediate educated guess on how to treat sepsis patients.

Published data supports that mortality rates related to hemostasis disorders could be reduced by 50%, transfusions could be reduced by 50%, and significant costs could be saved if accurate and rapid diagnostics were available. We believe the initial market opportunity for screening trauma patients alone is about $500 [million] in the United States, and we may be the only platform that can truly address the needs of screening these patients just as we are in the field of sepsis diagnostic. We are on track to enter our FDA clinical trials in the first half of next year, and once FDA-cleared we’ll be targeting many of the same hospitals that we are targeting with T2Candida and will be targeting with T2Bacteria.

In all, we believe we have an unmatched platform that is highly protected. We plan to launch many applications based on T2MR and these first products are just the beginning. We estimate the total addressable market including T2Candida, T2Bacteria, T2HemoStat and T2Lyme is more than $3.7 billion annually. With that, I’ll turn the call over to Marc for the financial details. Marc?

Marc Jones  - T2 Biosystems, Inc. - CFO & Chief Accounting Officer

Thanks, John. As John indicated, we made solid progress in the second quarter. While we did not record product revenue as initial T2Candida customers were in the installation and verification period, we did record $564,000 of research revenue. Through the second quarter of 2015, revenues were primarily generated from research and development agreements, including our agreement with Canon. The Company did not record any revenue in the prior year second quarter.

Total operating expenses for the 2015 second quarter were $11.1 million compared to $7.1 million for the year earlier period. The increase in operating expenses was mainly associated with research and development activities for additional applications of T2MR, expansion of marketing programs, build-out of the US commercial infrastructure, and increases in share-based compensation charges and incremental expenses related to being a public company.

The net loss for 2015 second quarter was $11 million or $0.54 cent loss per share compared to $9.2 million after adjustments for accretion of redeemable convertible preferred stock, or a $6.35 loss per share for the 2014 second quarter. The increased loss is principally due to the increased operating expenses which I just covered.

The loss per share calculation reported for this year’s second quarter was impacted by the overall increase in common shares outstanding resulting from our August 7, 2014 initial public offering. Specifically for the second quarter of 2015, we had 20.3 million weighted average shares outstanding compared to 1.5 million weighted average shares outstanding in the second quarter of 2014.

The Company’s balance sheet as of June 30, 2015 had total cash and cash equivalents of $53.3 million which includes the impact of $20 million in proceeds from two draws on the July 11, 2014 debt facility. In addition to the cash on the balance sheet, we were able to draw an additional $10 million from our debt facilities through December 31, 2015.

Before I turn the call back to John for his final comments, I’d like to reiterate the outlook John laid out in our Q1 2015 call. We anticipate the ramp of our product placements in hospitals will be weighted to the second half of the year as our sales force ramps and our pipeline expands. Also supported by experience with the ten hospitals we have closed, we continue to expect 80% of our target hospitals to choose a [regent] rental model where we will place a T2Dx instrument at the hospital in exchange for an upcharge or consumable, with the remaining 20% opting to purchase the instrument.

When we close a contract with the hospital, we anticipate that it will take three to six months to install and verify the performance of the T2Dx instrument. This is completely consistent with the timeframes realized by other diagnostic platforms when they are initially installed.

We continue to anticipate that it could take an additional six to twelve months for a customer to ramp the testing of their high-risk patients as they most likely will start after the completion of verification by testing a segment of the high-risk patient population, and then grow the patient base systematically. We estimate the average annual revenue per hospital could be as much as $1 million among the top 450 accounts if they were to test all of their high-risk patients.

We anticipate total Q3 2015 operating expenses to grow approximately 10% over Q2 which includes approximately $1.7 million in noncash expenses which are primarily depreciation and stock compensation expenses. We expect only marginal growth in expenses from Q3 to Q4 of 2015.

Finally, I’d like to thank all of the folks on the call with whom I have met and spoken to over the past few years. It has been my honor and distinct privilege to serve as T2 Biosystems’ CFO, and to build a financial organization that you can all be proud of and rely on. I wish only the best of luck to John, Moe and the entire team going forward. With that, I’ll turn it back over to John.

John McDonough  - T2 Biosystems, Inc. - CEO

Thanks, Marc. To summarize, the key take-aways from the quarter – we hit our commercial and financial targets as the selling process remains absolutely on track, and we also are making important progress on other aspects of our business. As of June 30, we have signed contracts for T2Candida implementation and T2Dx instrument placements with ten customers, and we believe we are on our way toward achieving our goal of 30 by year-end. We’re doing a bit better than our expected six to twelve-month sales cycle, and we remain confident that our sales cycle timeframe will continue to shorten as our customer base grows.

The economic model of T2Candida as developed by IMS, an independent healthcare economics firm that’s proven to be a wonderful way for our sales force, and we look forward to producing additional data and value demonstrations both via studies and soon in real world analysis of dollars and lives saved at early-adopting facilities.

The enthusiasm coming from the accounts in our sales pipeline and our growing base of adopting facilities could not be more encouraging. It is rare to offer a new diagnostic technology that is more accurate than the current standard of care while being 30 times faster. It is also rare in this environment to find a new technology that doesn?t pose a trade-off between patient care and cost. So being able to benefit by both is a very exciting proposition for these leading facilities.

Finally, please remember the T2 Biosystems’ story is all about our T2MR technology. We have applied the T2MR technology to sepsis diagnostics. First, with T2Candida and soon with T2Bacteria. We are very excited about our future applications in the field of Hemostasis which we believe can be game-changing and believe we have an opportunity to make a significant impact on patient care with our Lyme Disease diagnostic panel. In all cases, we are applying T2MR to unmet needs and medical diagnostics where our customer results may change clinical decisions in ways that can save patients’ lives while taking significant costs out of the healthcare system. We will continue to expand our T2MR pipeline in this manner, both directly and through select strategic partnerships. Now I’d like to turn the call back to the operator for questions. Operator?